Exhibit 10.2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 23, 2011 (this “Agreement”), by and between BON AMOUR INTERNATIONAL, LLC, a Texas limited liability company (“Purchaser”); and MILLENNIA, INC., a Nevada corporation (“Company”).

W I T N E S S E T H

WHEREAS, Purchaser desire to purchase from the Company, and the Company desires to issue and sell to Purchaser, 11,162,163 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), which upon issuance would represent 22.3% of the Company’s issued and outstanding shares of the Common Stock, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the parties hereto as follows.

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1 Sale of the Shares.  Subject to the terms and conditions herein set forth, on the basis of the representations, warranties and agreements herein contained, at the Closing (defined below) on the date hereof, Company hereby issues, sells, assigns, transfers and delivers the Shares to Purchaser, and Purchaser hereby purchases the Shares from the Company.

1.2 The Closing.  The purchase of the Shares shall take place at the office of the Company or such other place as Purchaser and Company may mutually agree contemporaneous with the execution hereof “Closing Date”.

1.3 Delivery of Certificates.  At the Closing, the Company shall deliver one or more certificates representing the Shares to Purchaser in form and substance satisfactory to Purchaser (“Certificates”), as shall be effective to vest in Purchaser all right, title and interest in and to all of the Shares.

1.4 Consideration and Payment for the Shares.  In consideration for the Shares, Purchaser shall pay to the Company a total purchase price of $220,000 (the “Purchase Price”), as follows:

(a) The Purchaser has transferred $42,500 (“Initial Deposit”) to Securities Transfer Corporation (the “Escrow Agent”), to be held pursuant to that certain Escrow Agreement between Company and Purchaser dated June 1, 2011 (the “Escrow Agreement”).

(b) At the Closing, the Company shall deliver to the Escrow Agent, the Certificates for the Shares duly endorsed for transfer to be held in escrow in accordance with the terms of this Agreement.  The Escrow Agent shall hold the Shares pending the Closing.

(c) On or before the Closing Date, the Purchaser shall transfer $177,500 (“Additional Payment”) to the Escrow Agent to be held in escrow in accordance with the terms of this Agreement and the Escrow Agreement.

(d) Subject to the terms, conditions and warranties set forth in this Agreement, on the Closing Date, in consideration for the Shares, the Escrow Agent will transfer and deliver to the Purchaser and/or its nominees, the Certificates for the Shares, and will pay all outstanding obligations of the Company, which total the $220,000 Purchase Price (collectively, the “Closing”).

1.5 Conditions to Closing.  Purchaser’s obligation to close shall be conditional upon the completion, to Purchaser’s satisfaction, of the following matters:

(a) Delivery of the materials set forth in Article 5;

(b) Either contemporaneously with or prior to Closing, a Stock Purchase Agreement between Purchaser and Pam J. Halter, pursuant to which Ms. Halter shall sell 6,837,837 shares of Company Common Stock to Purchaser, shall be fully executed and enforceable;

(c) Each officer and director of the Company serving in such capacity as of the Closing Date shall tender his or her written resignation (the “Officer and Director Resignation(s)”) and the board of directors shall execute a written consent resolution duly appointing Nathan Halsey to serve as the President and Chief Executive Officer of the Company and the sole director of the Company (the “Halsey Appointment Consent”). The resignations of the officers and appointment of Nathan Halsey as the President and Chief Executive Officer of the Company shall be effective as of the Closing Date, and the resignations of the directors in their capacities as such and the appointment of Mr. Halsey as the sole director of the Company shall be effective ten days subsequent to the mailing of the Information Statement (described below); and

(d) The Company shall have filed with the SEC an Information Statement pursuant to SEC Rule 14f-1 (the “Information Statement”) and mailed it to all stockholders of the Company at least ten days prior to the effective date of the resignation of all directors and appointment of Nathan Halsey as the sole director.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and undertakes to the Purchaser that:

2.1 Due Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada (a) with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  The Company has no subsidiaries.  The Company is not qualified to conduct business in any jurisdiction other than the States of Nevada and Texas, and (b) all actions taken by the current directors and stockholders of the Company have been valid and in accordance with the laws of the State of Nevada and all actions taken by the Company have been duly authorized by the current directors and stockholders of the Company as appropriate.

2.2 (a) Company Authority.  The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein.

(b) Due Authorization.  The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(c) Valid Execution.  This Agreement has been duly executed and delivered by the Company.

(d) Binding Agreement.  This Agreement constitutes, and upon execution and delivery thereof by the Company, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor’s rights generally or the availability of equitable remedies.

(e) No Violation of Corporate Documents or Agreements.  The execution and delivery of this Agreement by the Company and the performance by the parties hereto of its obligations hereunder will not cause, constitute, or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, judgment, order, decision, writ, injunction, or decree or other agreement or instrument or proceeding to which the Company or its stockholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto by required, (ii) an event that would cause the Company to be liable to any party, or (iii) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of the Company or on the securities of the Company to be acquired by the Purchaser.

2.3 Authorized Capital, No Preemptive Rights, No Liens; Anti-Dilution.  As of the date hereof, the authorized capital of the Company is 50,000,000 shares of Common Stock, par value $0.001 per share.  The issued and outstanding capital stock of the Company is 38,837,837 shares of Common Stock.  All of the shares of capital stock are duly authorized, validly issued, fully paid and non-assessable.  No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company, or otherwise.  As of the date hereof (i) there are no outstanding options, warrants, convertible securities, scrip, rights to subscribe for, puts, calls, rights of first refusal, tag-along agreements, nor any other agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in the Company’s articles of incorporation or bylaws or in any agreement providing rights to security holders) that will be triggered by the transactions contemplated by this Agreement. The Company has furnished to Purchaser true and correct copies of the Company’s Articles of Incorporation and Bylaws.

2.4 No Governmental Action Required.  Except for the SEC reports pertaining to the transactions consummated hereunder (i.e., a Form 8-K, Information Statement, Schedule 13D and Forms 3 and/or 4), the execution and delivery by the Company of this Agreement does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official.

2.5 Compliance with Applicable Law and Corporate Documents.  The execution and delivery by the Company of this Agreement and the performance by the parties hereto of the transactions contemplated hereby does not and will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company’s Articles of Incorporation or Bylaws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any its assets, or result in the creation or imposition of any lien on any asset of the Company.  To the best of its knowledge, the Company is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties.

2.6 Financial Statements.  The Company’s Financial Statements are contained in the Company’s filings and reports made with the Securities and Exchange Commission (“SEC”) since the Company’s formation (the “SEC Reports”). The SEC Reports are (i) accurate and complete, (ii) contain all information required to be filed under the rules and regulations of the SEC, (iii) are not subject to any outstanding SEC comment letters or inquiries, and (iv) do not contain any false statement of fact or fail to state ant fact necessary to make the facts stated therein not misleading.

2.7 No Litigation.  The Company is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending or threatened governmental investigation.  The Company is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.8 No Taxes. The Company is not, and will not become with respect to any periods ending on or prior to the Closing Date, liable for any income, sales, withholding, franchise, excise, license, real or personal property taxes (a “Tax”) to any foreign, United States federal, state or local governmental agencies whatsoever. All United States federal, state, county, municipality local or foreign income Tax returns and all other material Tax returns (including information  returns) that are required, or have been required, to be filed by or on behalf of the Company have been or will be filed as of the Closing Date and all Taxes due pursuant to such returns or pursuant to any assessment received by the Company have been or will be paid as of the Closing Date.  The charges, accruals and reserves on the books of the Company in respect of taxes or other governmental charges have been established in accordance with the tax method of accounting. All returns that have been filed relating to Tax are true and accurate in all material respects.  No audit, action, suit, proceeding or other examination regarding taxes for which the Company may have any liability is currently pending against or with respect to the Company and  the Company has not received any notice (formally or informally) of any audit, suit, proceeding or other examination.  No material adjustment relating to any Tax returns, no closing or similar agreement have been entered into or issued or have been proposed (formally or informally) by any tax authority (insofar as such action relate to activities or income of or could result in liability of the Company for any Tax) and no basis exists for any such actions.  The Company has not changed any election, adopted or changed any accounting method or period, filed any amended return for any Tax, settled any claim or assessment of any Tax, or surrendered any right to claim any refund of any Tax, or consented to any extension or waiver of the statute of limitations for any Tax.

2.9 Liabilities. As of the Closing and after payment of all obligations by the Escrow Agent, the Company will have no liabilities or obligations.  The Company is a “Shell Corporation” as defined by the Rules of the SEC.

2.10 ERISA Compliance.   The Company maintains no “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), under which the Company or any ERISA Affiliate has any current or future obligation or liability or under which any employee of the Company or any ERISA Affiliate has any current or future right to benefits.

2.11 Compliance with Law.  To the best of its knowledge, the Company has complied with, and is not in violation of any provision of laws or regulations of federal, state or local government authorities and agencies, including any environmental laws and regulations. There are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other body thereof.

2.12 Agreements.  The Company is not a party to any material agreement, loan, credit, lease, sublease, franchise, license, contract, commitment or instrument or subject to any corporate restriction.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Unless specifically stated otherwise, Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

3.1 Agreement’s Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

3.2 Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof.

3.3 Restricted Securities.  Purchaser understands that the Shares have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

3.4 Legend. It is agreed and understood by Purchaser that the Certificates representing the Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

3.5 Disclosure of Information. Purchaser acknowledges that it has been furnished with information regarding the Company and its business, assets, results of operations, and financial condition to allow Purchaser to make an informed decision regarding an investment in the Shares.  Purchaser represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party.  The Purchaser has had the opportunity to review and inspect all documents, books, records (including Tax records), properties, agreements, field operations, environmental records and compliance, and financial data of any sort relating to the Company, and to discuss the Company with its employees, customers and vendors.

4.2 Notices and Consents.  The Company will give any notices to third parties and will use its best efforts to obtain any third-party consents that the Purchaser may request.  Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any required authorizations, consents, and approvals of governmental bodies.

4.3 Debt.  At Closing, the Escrow Agent will pay from the Purchase Price all outstanding indebtedness or obligations of the Company of any kind.

4.4 SEC Filings.  After the Closing, the Company and Purchaser will file all SEC reports pertaining to the transactions consummated hereunder.

ARTICLE 5 - THE CLOSING

5.1 Deliveries at Closing.  The Closing shall occur as a single integrated transaction, as follows.

(a) Delivery by the Company.  The Company shall deliver, or shall cause the Escrow Agent to deliver, to Purchaser:

(i)	The Certificates representing the Shares;

(ii)	copies of resolutions of the Board of Directors of the Company approving the terms of this Agreement and the execution of the Agreement by the Company;

(iii)	copies of all books, records and documents relating to the Company, including the corporate records and stock records of the Company;

(iv)	any other such instruments, documents and certificates as are required to be delivered by the Company or its representatives or agents pursuant to the provisions of this Agreement;

(v)	the Director Resignation(s) and Halsey Appointment Consent; and

(vi)	evidence of the satisfaction of the conditions set forth in section 1.5, including specifically subsection (b) thereof.

(b) Delivery by Purchaser.  Purchaser shall deliver, or shall cause the Escrow Agent to deliver:

(i)
To Escrow Agent, the Additional Payment in U.S. currency by wire transfer to a bank account designated in writing by the Company or by delivery of a certified check, which shall constitute, along with the Initial Deposit, the full amount of the Purchase Price, from which the Escrow Agent shall satisfy all outstanding obligations of the Company as of the Closing Date; and

(ii)	To the Company, a consent of the Manager(s) of Purchaser approving the terms of the Agreement and the execution of this Agreement by the Purchaser.

ARTICLE 6
MISCELLANEOUS

6.1 Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understanding related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statement, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not set forth.

6.2 Governing Law.  This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Texas (without regard to principles of conflicts of law).

6.3 Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of the appropriate state or federal court in the State of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby.  Each party agrees to commence any such action, suit or proceeding in Dallas, Texas.

6.4 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Binding Effect; No Assignment, No Third-Party Rights.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not assignable without the prior written consent of each of the parties hereto or by operation of law.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied, shall give or be construed to give to any person, including any union or any employee or former employee of the Company, any legal or equitable rights, benefits or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

6.6 Further Assurances.  Each party shall, at the request of the other party, at any time and from time to time following the Closing Date promptly execute and deliver, or cause to be executed and delivered, to such requesting party all such further instruments and take all such further action as may be reasonably necessary or appropriate to carry out the provisions and intents of this Agreement and of the instruments delivered pursuant to this Agreement.

6.7 Severability of Provisions.  If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of the Agreement, or the application of such provision or portion of such provision is held invalid or unenforceable to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable, in no event shall this Agreement be rendered void or unenforceable.

6.8 Exhibits and Schedules.  All exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth herein. Any matter disclosed on any schedule referred to herein shall be deemed also to have been disclosed on any other applicable schedule referred to herein.

6.9 Captions.  All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

6.10 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing Date occurs, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated.  Any obligation of the Company for compensation to any broker, finder, agent or other person shall be satisfied by the Escrow Agent.

6.11 Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement or completing any public filing with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or quotation system, will not issue any such press release or make any such public statement prior to consultation.

6.12 Non-confidentiality.  Notwithstanding Section 6.11, the Company and Purchaser, and each employee, representative or other agent of the same (collectively the “Covered Parties”), may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to a Covered Party relating to such tax treatment and tax structure.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written herein above.

MILLENNIA, INC.

By: /s/Pam Halter
Pam Halter, President

BON AMOUR INTERNATIONAL, LLC

By: /s/ Nathan Halsey
Name: Nathan Halsey
Title: Pres/CEO